Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS PRELIMINARY RESULTS FOR THE THIRD QUARTER

DELAY IN FILING FINANCIAL STATEMENTS

IRVINE, CALIFORNIA, May 16, 2006 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that it expected net earnings for the third quarter ended March 31, 2006 to be approximately $2.3 million, a 20% increase from net earnings reported for the third quarter of fiscal 2005. Diluted earnings per share for the third quarter are estimated to be approximately $.20 per share. For the nine months ended March 31, 2006, net earnings are estimated to have increased approximately 28% to $7.1 million. Diluted earnings per share are estimated to be $.63 per share for the first nine months of fiscal 2006, up approximately 27%.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "CalFirst Bancorp's results for the third quarter and first nine months of fiscal 2006 reflect the benefit from the growth in investment in leases along with strong results from our portfolio of assets reaching the end of term. New lease transactions booked during the third quarter and nine months were $55 million and $134 million, respectively, with year to date bookings up about 7%. As a result, the net investment in direct finance and other leases increased 14% to approximately $214 million at March 31, 2006. Transactions in process of $29.8 million were down from June 30, 2005, reflecting the high volume of leases booked, but were relatively unchanged from the level at March 31, 2005. The volume of new leases originated during the third quarter was up over 20% from the third quarter of fiscal 2005, while originations for the first nine months are up about 14%. Our backlog of approved but un-booked leases is about 10% above the level of a year ago."

The Company is not currently in a position to release complete results for the three and nine-month periods ended March 31, 2006, and will not be filing its Form 10-Q on a timely basis. As disclosed in a filing with the SEC today, management and the Audit Committee of the Board of Directors have determined to amend and restate the financial statements for the fiscal years ended June 30, 2005, 2004 and 2003 contained in Company's Form 10-K for the fiscal year ended June 30, 2005 and the interim financial statements contained in its Form 10-Qs for the quarters ended September 30, 2005 and 2004, and December 31, 2005 and 2004 to conform with Statement of Financial Accounting Standards No. 95 "Statement of Cash Flows" ("SFAS No. 95"). The restatement concerns the classification and presentation of cash flows related to transactions in process and residual realization, and whether such cash flows were appropriately classified as either operating or investing cash activities in the Consolidated Statements of Cash Flows. Specifically, cash flows related to certain transactions in process were classified as operating cash flows rather than as investing cash flows. In addition, proceeds from sales of lease property and sales-type leases were reported as operating cash flows instead of as investing cash flows. Finally, certain cash flows related to investment in leases and payments received on leases were shown on a net basis in the Consolidated Statement of Cash Flows instead of being presented separately and on a gross basis. The change in presentation to conform to SFAS No. 95 has no effect on previously reported total cash and cash equivalents, total cash flows, the consolidated statement of earnings, balance sheets, or stockholder's equity for any period.

In addition to the foregoing, management and the Audit Committee are reviewing the Company's accounting for lease extensions booked as sales-type leases. The Company is still in the preliminary stages of its review and has not yet determined that any change to the Company's methodology or reported results is required, or the amount of any adjustments, if any. Any changes would relate to the timing of income within the term of the lease extensions that generally are for twelve-month terms. The Company intends to complete the analysis of the accounting for sales-type leases as soon as possible, and if the determination is made that any adjustments are appropriate, any such adjustments related to sales-type leases will be reflected in the amendments to the periodic reports noted above, or the Company's quarterly report on Form 10-Q for the three months ended March 31, 2006.

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include, but are not limited to expectations regarding the Company's expected net earnings and net earnings per share for the three and nine month periods ended March 31, 2006, and the expected materiality of the results of the Company's review of its method for booking and recognizing income on lease extensions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Such risks include the risk that the final determination of the correct method of recognizing and booking lease extensions could result in a different outcome than currently anticipated by the Company and a material change to the Company's previously reported results. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2005 Annual Report on Form 10-K and the 2006 quarterly reports on Form 10-Q.

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